Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Leveraged Ruble Basket Notes Due November 2008
Final Term Sheet

Aggregate Principal Amount:	$23,090,000 The Aggregate Principal Amount may be increased prior to the Issue Date and, in that event, additional Notes may be sold at a different Issue Price.

Trade Date:	November 13, 2007

Issue Date:	November 27, 2007

Maturity Date:

November 28, 2008 unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date will be the immediately preceding Business Day).

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Initial RUB/USD Rate:	24.530

Initial USD/EUR Rate:	1.4610

Final RUB/USD Rate:

The exchange rate between the Russian ruble and the U.S. dollar expressed as the amount of RUB per USD, as determined by the Calculation Agent by reference to the RUB/USD rate quotation published on the Reuters Screen EMTA page by the Emerging Markets Traders Association on the Determination Date.

Final USD/EUR Rate:

The exchange rate between the U.S. dollar and the euro expressed as the amount of USD per EUR as determined by the Calculation Agent by reference to the European Central Bank reference rate at 2:15 p.m. (Central European time) on the Determination Date.

Determination Date:

November 14, 2008, unless such day is not a Business Day, in which case the Determination Date shall be the next day that is a Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Determination Date will be the immediately preceding Business Day).

CUSIP:	00254EDJ8

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.